Exhibit 2.1

Description of the registrant’s securities registered pursuant to section 12 of the Securities Exchange Act of 1934

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, Caledonia Mining Corporation Plc (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common shares (the “Common Shares”).

Description of Common Shares

The below description of Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of association (the “Articles”), as amended, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

We are authorized to issue an unlimited number of Common Shares, without par value. Additionally, we are authorized to issue preference shares. Preference shares may be issued from time to time, in one or more series, with such preference, deferred or other special rights, privileges, restrictions and conditions as specified in the Articles or as is fixed before the issuance of such preference shares by a resolution passed by the Company’s directors and confirmed by shareholders through a special resolution. Such preference shares shall be entitled to preference over shares in respect of the payment of dividends and shall have priority over Common Shares in the event of a distribution of residual assets of the Company in the event of a liquidation, dissolution or winding up (the “Priority Preference”).

Basic Rights of our Common Shares

The holders of Common Shares are entitled to one vote per share at all meetings of the shareholders of the Company, except meetings at which holders of a specified class or series of shares other than Common Shares are entitled to vote. All our Common Shares rank equally as to dividends if and when declared. Upon liquidation, dissolution or winding up, holders of our Common Shares are entitled to distribution of the property of the Company remaining subject to the Priority Preference. No preference shares of the Company are currently issued and outstanding. Our Articles provide that no shareholder will be compelled to accept any assets upon which there is a liability.

Our Common Shares are not subject to liability to further capital calls by the Company. There are no provisions in our Articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our Common Shares, and non-resident or foreign holders of our Common Shares are not limited in having, holding or exercising the voting rights associated with Common Shares. Also, no provisions currently exist in our Articles governing an exchange, redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds with regard to Common Shares.

Pre-emptive Rights

The Common Shares do not have pre-emptive rights to purchase additional Common Shares.

Transferability of Common Shares

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder although the board of directors can impose restrictions (including on certain transfers) for failure to comply with a disclosure notice (see Ownership disclosure threshold for our Common Shares below).

Action(s) to change Rights attaching to our Common Shares

Provisions as to the modification, amendment or variation of shareholder rights for holders of our Common Shares are contained in the Articles. The Articles stipulate that rights attaching to Common Shares (or preference shares) can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of the relevant shareholders called for such purpose.

Change of Control restrictions for our Common Shares

Our Articles do not contain provisions that would have an effect of delaying, deferring or preventing a change in control of the Company which would operate with respect to a merger, acquisition or corporate restructuring involving the Company.

Ownership disclosure threshold for our Common Shares

The Articles permit the Company to give a disclosure notice to any person that we have reasonable cause to believe is or was interested in the Common Shares within the preceding three years. Such notice may require the person to inform the Company whether that person holds/has held an interest in the Common Shares. The Articles also incorporate by reference certain of the disclosure guidance and transparency rules (“DTR”) published by the UK's Financial Conduct Authority. The DTR include, amongst other things, a requirement that a shareholder must notify the Company of the percentage of its voting rights (held directly and indirectly) if the percentage of those voting rights reaches, exceeds or falls below 3% of the Company’s issued voting securities, and each 1% threshold above the 3% amount.

Differences in Corporate Law between United States (Delaware) and Jersey, Channel Islands

Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Jersey law:

Corporate Law Issue	Delaware Law	Jersey Law
Special Meetings of Shareholders	Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may legally require directors to call a meeting of shareholders. Under the Articles, the percentage required to requisition a meeting is reduced to 5%.

The Jersey Financial Services Commission, or JFSC, may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Companies Law is a criminal offense on the part of a Jersey company and its directors and secretary.

Interested Director Transactions

Interested director transactions are permissible and may not be legally voided if:

• either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

The Articles set out a limited number of transactions and matters in which a director may be interested and in which he may vote and be counted in the quorum in relation to a resolution on the matter.

Cumulative Voting

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

There are no provisions in the Companies Law relating to cumulative voting.
Approval of Corporate Matters by Written Consent

Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

If permitted by the articles of association of a company, a written consent signed and passed by the specified majority of members may affect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of a company’s auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is signed by the specified majority of members or on such later date as is specified in the resolution.

The Articles do not contain provisions regarding shareholder resolutions in writing.

Business Combinations

With certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the shareholders in general meeting. A merger involving a Jersey company must be generally documented in a merger agreement which must be approved by special resolution of that company.

Limitations on Director’s Liability and Indemnification of Directors and Officers

A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, a Jersey company may exempt from liability, and indemnify directors and officers, for liabilities:

• incurred in defending any civil or criminal legal proceedings where:

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the person is either acquitted or receives a judgment in their favor;

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where the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

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where the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

• incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

• incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Companies Law in which relief is granted to the person by the court; or

• incurred in a case in which the company normally maintains insurance for persons other than directors.

Appraisal Rights

A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

There are no appraisal rights under the Companies Law but the Articles include dissent rights of shareholders, based on Canadian law, whereby shareholders who dissent to certain transactions of the Company may apply to have the Company buy their shares for fair value.
Shareholder Suits

Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under Article 141 of the Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at least the shareholder making the application.

There may also be customary law personal actions available to shareholders. Under Article 143 of the Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records

All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Amendments to Charter

Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

The memorandum of association and the articles of association of a Jersey company may only be amended by special resolution (being a two-thirds majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution signed by all the shareholders entitled to vote.
Blank Check Preferred Stock/Shares

Under Delaware law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The UK’s Takeover Code requires a target company shareholders' consent in general meeting before the target company can take any action (other than seeking alternative bids) that may result in the frustration of a takeover bid. Moreover, the Takeover Code provides that the board of directors of an offeree company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of a takeover bid.

Distributions and Dividends; Repurchases and Redemptions

Under Delaware law, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in Delaware law as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption, and it may not purchase, for more than the price at which they may be redeemed, any of its shares which are redeemable at the option of the corporation. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the Companies Law, a Jersey company may make a distribution at any time and out of any source provided that the directors of the company who authorize the distribution make an immediate and 12 month forward looking cash-flow solvency statement.

Likewise, authorizing directors must also make a solvency statement in the event of redeeming or purchasing the company’s shares.

The Companies Law allows a Jersey company to purchase its own shares, whether they are redeemable or not, provided that the purchase is sanctioned by a special resolution. The monies payable on the redemption of redeemable shares or on the purchase of its own shares by a Jersey company may be funded from any source, including capital, provided that such shares are fully paid.

If shares are to be purchased other than on a stock exchange, they may only be purchased pursuant to a contract approved in advance by an ordinary resolution of the company and they shall not carry the right to vote on the resolution sanctioning the purchase or approving the contract. If shares are to be purchased on a stock exchange, the resolution authorizing the purchase must specify the maximum number of shares to be purchased; the maximum and minimum prices which may be paid; and

the date (not being later than 5 years after the passing of the resolution) on which the authority to purchase is to expire.